Exhibit 99.1

Investor Contact:	Michael J. Culotta Executive Vice President and Chief Financial Officer (615) 221-3502

QUORUM HEALTH CORPORATION ANNOUNCES
FOURTH QUARTER AND YEAR END 2017 OPERATING RESULTS AND ISSUES 2018 GUIDANCE

BRENTWOOD, Tenn. (March 15, 2018) – Quorum Health Corporation (NYSE: QHC) (the “Company”) today announced its operating and financial results for the three months and year ended December 31, 2017.

Net operating revenues for the three months ended December 31, 2017 decreased $0.2 million to $515.1 million, compared to $515.3 million for the same period in 2016. Net operating revenues for the quarter decreased $44.8 million from the two hospitals divested in 2016 and the five hospitals divested in 2017 (collectively, “the divested hospitals”), which was partially offset by a benefit of $29.9 million of revenues from the California Hospital Quality Assurance Fee (“HQAF”) program as the program approval process for Centers for Medicare & Medicaid Services (“CMS”) for the 2017-2019 period was completed in the fourth quarter of 2017, of which $22.5 million related to the first three quarters of 2017. Excluding the divested hospitals and the California HQAF revenues of $22.5 million related to the first three quarters of 2017, net operating revenues increased $22.1 million in the three months ended December 31, 2017 compared to the same period in 2016, primarily due to favorable volume and payor rate variances. Net loss for the three months ended December 31, 2017 was $(26.0) million compared to $(90.1) million for the same period in 2016. Net loss attributable to Quorum Health Corporation for the three months ended December 31, 2017 was $(26.8) million, or $(0.95) per share, compared to $(90.7) million, or $(3.19) per share, for the same period in 2016. The net loss for the three months ended December 31, 2017 was impacted by $25.8 million of impairment related to certain hospitals intended for divestiture. On a same-facility basis, as defined in footnote (k), the Company’s operating results for the three months ended December 31, 2017 reflect a 0.4% increase in admissions and a 0.6% increase in adjusted admissions compared to the same period in 2016.

As of December 31, 2017, the Company recorded a change in estimate of $21.0 million to reduce the net realizable value of its patient accounts receivable. During the fourth quarter of 2017, the Company analyzed self-pay patient accounts receivable at a more comprehensive and disaggregated level and refined its estimate of the collectability of the portion of self-pay accounts receivable related to insured patients, primarily co-payments and deductibles. The Company’s analysis also included an evaluation of patient accounts receivable retained in the divestitures of six of the Company’s seven divested hospitals. This adjustment negatively impacted the provision for bad debts in the net operating revenues components of the statement of income for both the three months and year ended December 31, 2017.

Adjusted EBITDA for the three months ended December 31, 2017 was $49.0 million, compared to $30.7 million for the same period in 2016. Adjusted EBITDA was positively impacted by the Company’s ability to accrue for the California HQAF program in the 2017 period, as stated above. The divested hospitals negatively impacted EBITDA by $5.1 million and $13.1 million for the three months ended December 31, 2017 and 2016, respectively. As a result, Adjusted EBITDA, Adjusted for Divestitures, was $54.1 million and $43.9 million for the three months ended December 31, 2017 and 2016, respectively.

Net operating revenues for the year ended December 31, 2017 decreased $66.3 million to $2,072.2 million, compared to $2,138.5 million for the same period in 2016. Net operating revenues decreased $108.8 million related to the divested hospitals and decreased $15.4 million related to the California HQAF program. Excluding the divested hospitals and the California HQAF, net operating revenues increased $57.9 million for the year ended December 31, 2017 compared to the same period in 2016, primarily due to favorable volume and payor rate variances. Net loss for the year ended December 31, 2017 was $(112.4) million compared to $(345.2) million for the same period in 2016. Net loss attributable to Quorum Health Corporation for the year ended December 31, 2017 was $(114.2) million, or $(4.06) per share, compared to $(347.7) million, or $(12.24) per share, for the same period in 2016. The 2017 period included impairment of $47.3 million related to hospitals held for sale or identified for potential divestiture and a net gain of $5.2 million on the sale of hospitals. The 2016 period included $291.9 million of impairment, $5.5 million of transaction costs related to the spin-off from Community Health Systems, Inc. in April 2016 (the “Spin-off”) and a net loss of $2.1 million on the sale of hospitals. On a same-facility basis, the Company’s operating results for the year ended December 31, 2017 reflect a 0.5% decrease in admissions and a 0.4% increase in adjusted admissions compared to the same period in 2016.

Adjusted EBITDA for the year ended December 31, 2017 was $141.8 million, compared to $162.9 million for the same period in 2016. The divested hospitals negatively impacted EBITDA by $20.6 million and $33.1 million for the years ended December 31, 2017 and 2016, respectively. As a result, Adjusted EBITDA, Adjusted for Divestitures was $162.5 million and $196.0 million for the years ended December 31, 2017 and 2016, respectively.

-MORE-

QHC Announces Fourth Quarter and Year End 2017 Results

March 15, 2018

As of December 31, 2017, the Company had combined net proceeds from seven hospital divestitures of $45.9 million, of which $44.4 million was utilized to pay down the Company’s term loan under its Senior Credit Facility. In addition, in October 2017, the Company received approximately $31 million from the State of California related to the 2015-2016 HQAF Program, a portion of which was utilized to pay down additional principal on the Company’s term loan. On March 14, 2018, the Company executed an agreement with its lenders pursuant to its Senior Credit Facility to amend the calculation of the Secured Net Leverage Ratio beginning July 1, 2017 through maturity, among other provisions.

Commenting on the results, Thomas D. Miller, President and Chief Executive Officer of Quorum Health Corporation, said, “With eight divestiture transactions completed as of today and more expected in 2018, we are executing on our strategy to pay down debt in alignment with our key strategic goals. We’re seeing volume improvements in core hospitals, primarily as a result of physician recruiting efforts in specialty areas. We also continue to strongly focus on quality and safety and are very proud of the accomplishments of our physicians and nurses in their efforts to improve safety and quality in their community hospitals.”

Financial Outlook

Set forth below is selected information concerning the Company’s financial outlook for the year ending December 31, 2018. These projections are based on the Company’s historical operating performance, current economic, demographic and regulatory trends and other assumptions that the Company believes are reasonable at this time. The 2018 guidance should be considered in conjunction with the assumptions included herein. See “Forward-Looking Statements” below for a list of factors that could affect the future results of the Company or the healthcare industry generally.

The Company expects net operating revenues for the year ending December 31, 2018 to range from $1.925 billion to $1.975 billion. The Company expects Adjusted EBITDA for the year ending December 31, 2018 to range from $145 million to $165 million and Adjusted EBITDA, Adjusted for Divestitures to range from $160 million to $180 million. The guidance for Adjusted EBITDA gives effect to: (i) approximately $23 million of California HQAF revenues, net of provider taxes, (ii) the reduction of approximately $3 million in electronic health records incentives earned in 2018 compared to 2017, (iii) the inclusion of approximately $10 million to $12 million of non-cash stock-based compensation and other non-cash benefits expense and approximately $20 million to $25 million of non-cash insurance expense, and (iv) no estimate for the effects of any changes to the Affordable Care Act, its interpretation or its implementation. The guidance for Adjusted EBITDA, Adjusted for Divestitures through December 31, 2018 includes the same assumptions above, in addition to excluding the negative (positive) EBITDA of hospitals divested and expected to be divested through December 31, 2018.

A reconciliation of the Company’s projected 2018 Adjusted EBITDA, and Adjusted EBITDA, Adjusted for Divestitures, each a forward-looking non-GAAP financial measure, to net income (loss), the most directly comparable U.S. GAAP financial measure, is omitted from this press release because the Company is unable to provide such reconciliation without unreasonable effort. This inability results from the inherent difficulty in forecasting generally and in quantifying certain projected amounts that are necessary for such reconciliation. In particular, sufficient information is not available to calculate certain items required for such reconciliation without unreasonable effort, including interest expense, provision for (benefit from) income taxes and other adjustments that would be necessary to prepare a forward-looking statement of net income (loss) in accordance with U.S. GAAP. For the same reasons, the Company is unable to address the probable significance of the unavailable information.

About Quorum Health Corporation

The principal business of Quorum Health Corporation is to provide hospital and outpatient healthcare services in its markets across the United States. As of December 31, 2017, the Company owned or leased 31 hospitals in rural and mid-sized markets located across 15 states and licensed for 2,979 beds. Through Quorum Health Resources LLC, a wholly-owned subsidiary, the Company provides hospital management advisory and healthcare consulting services to non-affiliated hospitals across the country. Over 95% of the Company’s net operating revenues are attributable to its hospital operations business.

The Company’s headquarters are located in Brentwood, Tennessee, a suburb south of Nashville. Shares in Quorum Health Corporation are traded on the NYSE under the symbol “QHC.” More information about the Company can be found on its website at www.quorumhealth.com.

Quorum Health Corporation will hold a conference call on Friday, March 16, 2018, at 10:00 a.m. Central time, 11:00 a.m. Eastern, to review operating and financial results for the three and twelve months ended December 31, 2017. Investors will have the opportunity to listen to a live internet broadcast of the conference call by clicking on the Investor Relations link of the Company’s website at www.quorumhealth.com. To listen to the live call, please go to the website at least 15 minutes early to register, download and install any necessary audio software. For those who cannot listen to the live broadcast, a replay will be available shortly after the call and will continue to be available for approximately 30 days. Copies of this press release and the Company’s Current Report on Form 8-K (including this press release) are available on the Company’s website at www.quorumhealth.com.

-MORE-

QHC Announces Fourth Quarter and Year End 2017 Results

March 15, 2018

QUORUM HEALTH CORPORATION

UNAUDITED CONDENSED CONSOLIDATED AND COMBINED STATEMENTS OF INCOME (LOSS)

(In Thousands, Except Earnings per Share and Shares)

	Three Months Ended December 31,
	2017		2016
		% of		% of
	Amount	Revenues	Amount	Revenues

Operating revenues, net of contractual allowances and discounts (a)	$596,648		$593,855
Provision for bad debts	81,566		78,615
Net operating revenues	515,082	100.0%	515,240	100.0%
Operating costs and expenses:
Salaries and benefits (b)	253,106	49.1%	268,559	52.1%
Supplies	63,932	12.4%	66,829	13.0%
Other operating expenses (a)	156,669	30.5%	163,276	31.8%
Depreciation and amortization	18,714	3.6%	26,434	5.1%
Rent	13,599	2.6%	11,966	2.3%
Electronic health records incentives earned	(229)	—%	(1,691)	(0.3)%
Legal, professional and settlement costs	(518)	(0.1)%	1,166	0.2%
Impairment of long-lived assets and goodwill	25,820	5.0%	41,470	8.0%
Loss (gain) on sale of hospitals, net	(131)	—%	2,150	0.4%
Transaction costs related to the Spin-off	49	—%	44	—%
Total operating costs and expenses	531,011	103.1%	580,203	112.6%
Income (loss) from operations	(15,929)	(3.1)%	(64,963)	(12.6)%
Interest expense, net	31,873	6.2%	28,684	5.6%
Income (loss) before income taxes	(47,802)	(9.3)%	(93,647)	(18.2)%
Provision for (benefit from) income taxes	(21,779)	(4.2)%	(3,555)	(0.7)%
Net income (loss) (c)	(26,023)	(5.1)%	(90,092)	(17.5)%
Less: Net income (loss) attributable to noncontrolling interests	785	0.1%	574	0.1%
Net income (loss) attributable to Quorum Health Corporation	$(26,808)	(5.2)%	$(90,666)	(17.6)%

Earnings (loss) per share attributable to Quorum Health Corporation stockholders:
Basic and diluted (d)	$(0.95)		$(3.19)
Weighted-average shares outstanding:
Basic and diluted (e)	28,248,527		28,416,801

For footnotes, see pages 8-10.

-MORE-

QHC Announces Fourth Quarter and Year End 2017 Results

March 15, 2018

QUORUM HEALTH CORPORATION

UNAUDITED CONDENSED CONSOLIDATED AND COMBINED STATEMENTS OF INCOME (LOSS)

(In Thousands, Except Earnings per Share and Shares)

	Year Ended December 31,
	2017		2016
		% of		% of
	Amount	Revenues	Amount	Revenues

Operating revenues, net of contractual allowances and discounts (a)	$2,327,655		$2,419,053
Provision for bad debts	255,485		280,586
Net operating revenues	2,072,170	100.0%	2,138,467	100.0%
Operating costs and expenses:
Salaries and benefits (b)	1,034,797	49.9%	1,057,119	49.4%
Supplies	250,523	12.1%	258,639	12.1%
Other operating expenses (a)	623,063	30.1%	645,802	30.3%
Depreciation and amortization	82,155	4.0%	117,288	5.5%
Rent	50,230	2.4%	49,883	2.3%
Electronic health records incentives earned	(4,745)	(0.2)%	(11,482)	(0.5)%
Legal, professional and settlement costs	6,001	0.3%	7,342	0.3%
Impairment of long-lived assets and goodwill	47,281	2.3%	291,870	13.6%
Loss (gain) on sale of hospitals, net	(5,243)	(0.3)%	2,150	0.1%
Transaction costs related to the Spin-off	253	—%	5,488	0.3%
Total operating costs and expenses	2,084,315	100.6%	2,424,099	113.4%
Income (loss) from operations	(12,145)	(0.6)%	(285,632)	(13.4)%
Interest expense, net	122,077	5.9%	113,440	5.3%
Income (loss) before income taxes	(134,222)	(6.5)%	(399,072)	(18.7)%
Provision for (benefit from) income taxes	(21,865)	(1.1)%	(53,875)	(2.6)%
Net income (loss) (c)	(112,357)	(5.4)%	(345,197)	(16.1)%
Less: Net income (loss) attributable to noncontrolling interests	1,833	0.1%	2,491	0.2%
Net income (loss) attributable to Quorum Health Corporation (b)	$(114,190)	(5.5)%	$(347,688)	(16.3)%

Earnings (loss) per share attributable to Quorum Health Corporation stockholders:
Basic and diluted (d)	$(4.06)		$(12.24)
Weighted-average shares outstanding:
Basic and diluted (e)	28,113,566		28,413,247

For footnotes, see pages 8-10.

-MORE-

QHC Announces Fourth Quarter and Year End 2017 Results

March 15, 2018

QUORUM HEALTH CORPORATION

UNAUDITED CONSOLIDATED AND COMBINED SELECTED OPERATING DATA

	Three Months Ended December 31,
	2017	2016	$ Variance	% Variance

Consolidated and combined:
Number of licensed beds at end of period (f)	2,979	3,459	(480)	(13.9)%
Admissions (g)	20,932	23,200	(2,268)	(9.8)%
Adjusted admissions (h)	50,788	57,202	(6,414)	(11.2)%
Emergency room visits (i)	155,746	174,754	(19,008)	(10.9)%
Medicare case mix (j)	1.45	1.41	0.04	2.8%

Same-facility: (k)
Number of licensed beds at end of period (f)	2,979	2,979	—	—%
Admissions (g)	20,864	20,788	76	0.4%
Adjusted admissions (h)	50,583	50,290	293	0.6%
Emergency room visits (i)	154,874	152,620	2,254	1.5%
Medicare case mix (j)	1.45	1.39	0.06	4.3%

	Year Ended December 31,
	2017	2016	$ Variance	% Variance

Consolidated and combined:
Number of licensed beds at end of period (f)	2,979	3,459	(480)	(13.9)%
Admissions (g)	88,504	95,313	(6,809)	(7.1)%
Adjusted admissions (h)	217,583	235,263	(17,680)	(7.5)%
Emergency room visits (i)	660,246	726,155	(65,909)	(9.1)%
Medicare case mix (j)	1.43	1.38	0.05	3.6%

Same-facility: (k)
Number of licensed beds at end of period (f)	2,979	2,979	—	—%
Admissions (g)	84,459	84,905	(446)	(0.5)%
Adjusted admissions (h)	205,905	205,110	795	0.4%
Emergency room visits (i)	622,049	631,346	(9,297)	(1.5)%
Medicare case mix (j)	1.43	1.39	0.04	2.9%

For footnotes, see pages 8-10.

-MORE-

QHC Announces Fourth Quarter and Year End 2017 Results

March 15, 2018

QUORUM HEALTH CORPORATION

UNAUDITED CONDENSED CONSOLIDATED BALANCE SHEETS

(In Thousands, Except Par Value per Share and Shares)

	December 31,
	2017	2016

ASSETS
Current assets:
Cash and cash equivalents	$5,617	$25,455
Patient accounts receivable, net of allowance for doubtful accounts of $352,509 and $360,796 at December 31, 2017 and 2016, respectively	343,145	380,685
Inventories	53,459	58,124
Prepaid expenses	21,167	23,028
Due from third-party payors	97,202	116,235
Current assets of hospitals held for sale	8,112	1,502
Other current assets	47,440	57,942
Total current assets	576,142	662,971
Property and equipment, at cost	1,405,184	1,519,975
Less: Accumulated depreciation and amortization	(729,905)	(786,075)
Total property and equipment, net	675,279	733,900
Goodwill	409,229	416,833
Intangible assets, net	64,850	84,982
Long-term assets of hospitals held for sale	7,734	6,851
Other long-term assets	95,607	88,833
Total assets	$1,828,841	$1,994,370

LIABILITIES AND EQUITY
Current liabilities:
Current maturities of long-term debt	$1,855	$5,683
Accounts payable	171,250	169,684
Accrued liabilities:
Accrued salaries and benefits	77,803	98,803
Accrued interest	10,466	19,915
Due to third-party payors	47,705	42,537
Current liabilities of hospitals held for sale	2,577	492
Other current liabilities	43,687	53,268
Total current liabilities	355,343	390,382
Long-term debt	1,212,035	1,241,142
Deferred income tax liabilities, net	7,774	31,474
Other long-term liabilities	137,954	108,996
Total liabilities	1,713,106	1,771,994
Redeemable noncontrolling interests	2,325	6,807
Equity:
Quorum Health Corporation stockholders' equity:
Preferred stock, $0.0001 par value per share; 100,000,000 shares authorized; none issued	—	—
Common stock, $0.0001 par value per share; 300,000,000 shares authorized; 30,294,895 shares issued and outstanding at December 31, 2017 and 29,482,050 shares issued and outstanding at December 31, 2016	3	3
Additional paid-in capital	549,610	537,911
Accumulated other comprehensive income (loss)	(1,956)	(2,760)
Accumulated deficit	(448,216)	(334,026)
Total Quorum Health Corporation stockholders' equity	99,441	201,128
Nonredeemable noncontrolling interests	13,969	14,441
Total equity	113,410	215,569
Total liabilities and equity	$1,828,841	$1,994,370

For footnotes, see pages 8-10.

-MORE-

QHC Announces Fourth Quarter and Year End 2017 Results

March 15, 2018

QUORUM HEALTH CORPORATION

UNAUDITED CONDENSED CONSOLIDATED AND COMBINED STATEMENTS OF CASH FLOWS

(In Thousands)

	Year Ended December 31,
	2017	2016	2015

Cash flows from operating activities:
Net income (loss)	$(112,357)	$(345,197)	$4,735
Adjustments to reconcile net income (loss) to net cash provided by (used in) operating activities:
Depreciation and amortization	82,155	117,288	128,001
Non-cash interest expense	5,770	2,496	—
Provision for (benefit from) deferred income taxes	(22,137)	(56,339)	2,542
Stock-based compensation expense	9,952	7,441	—
Impairment of long-lived assets and goodwill	47,281	291,870	13,000
Loss (gain) on sale of hospitals, net	(5,243)	2,150	—
Changes in reserves for self-insurance claims, net of payments	22,519	27,994	—
Changes in reserves for legal, professional and settlement costs, net of payments	(3,651)	3,651	—
Other non-cash expense (income), net	190	(575)	380
Changes in operating assets and liabilities, net of acquisitions and divestitures:
Patient accounts receivable, net	29,091	10,205	(16,639)
Due from and due to third-party payors, net	24,201	7,005	(18,198)
Inventories, prepaid expenses and other current assets	673	1,457	8,000
Accounts payable and accrued liabilities	(14,743)	20,760	(78,944)
Long-term assets and liabilities, net	3,269	(9,120)	12
Net cash provided by (used in) operating activities	66,970	81,086	42,889

Cash flows from investing activities:
Capital expenditures for property and equipment	(61,530)	(79,920)	(59,455)
Capital expenditures for software	(6,898)	(7,269)	(8,845)
Acquisitions, net of cash acquired	(1,920)	(785)	(8,019)
Proceeds from the sale of hospitals	32,081	13,746	—
Proceeds from asset sales	—	1,082	3,114
Other investing activities	—	—	(5,387)
Net cash provided by (used in) investing activities	(38,267)	(73,146)	(78,592)

Cash flows from financing activities:
Borrowings under revolving credit facilities	508,000	50,000	—
Repayments under revolving credit facilities	(508,000)	(50,000)	—
Borrowings of long-term debt	376	1,256,281	372
Repayments of long-term debt	(39,195)	(15,222)	(1,563)
Increase in Due to Parent, net	—	24,796	262,775
Increase (decrease) in receivables facility, net	—	—	(224,774)
Payments of debt issuance costs	(3,119)	(29,146)	—
Cash paid to Parent related to the Spin-off	—	(1,217,336)	—
Cancellation of restricted stock awards for payroll tax withholdings on vested shares	(1,508)	(13)	—
Cash distributions to noncontrolling investors	(3,851)	(2,850)	(1,623)
Purchases of shares from noncontrolling investors	(1,244)	(101)	(937)
Net cash provided by (used in) financing activities	(48,541)	16,409	34,250

Net change in cash and cash equivalents	(19,838)	24,349	(1,453)
Cash and cash equivalents at beginning of period	25,455	1,106	2,559
Cash and cash equivalents at end of period	$5,617	$25,455	$1,106

For footnotes, see pages 8-10.

-MORE-

QHC Announces Fourth Quarter and Year End 2017 Results

March 15, 2018

FOOTNOTES TO UNAUDITED FINANCIAL STATEMENTS AND SELECTED OPERATING DATA

(a)

The California Department of Health Care Services implemented the HQAF program, imposing a fee on certain general and acute care California hospitals. Revenues generated from these fees provide funding for the non-federal supplemental payments to California hospitals that serve California’s Medicaid (“Medi-Cal”) and uninsured patients. Under Phase IV of the program, covering the period January 2014 through December 2016, the Company recognized $11.5 million of net operating revenues less $2.7 million of provider taxes for the three months ended December 31, 2016. The Company recognized $45.4 million of net operating revenues less $11.0 million of provider taxes for the year ended December 31, 2016.

In November 2016, California voters approved a state constitutional amendment measure that extends indefinitely the statute that imposes fees on California hospitals seeking federal matching funds. However, Phase IV of the program expired on December 31, 2016, and CMS approval was received in December 2017. Consistent with the first four phases of the HQAF program, the Company did not recognize any revenues under the new program until CMS completed the approval process. The Company recognized $29.9 million of net operating revenues less $7.9 million of provider taxes for the three months and year ended December 31, 2017. Of this amount, $22.5 million of net operating revenues less $5.9 million of provider taxes related to the first three quarters of 2017 and $7.5 million of net operating revenues less $2.0 million of provider taxes related to the three months ended December 31, 2017.

(b)	Salaries and benefits were impacted by a net decrease in discretionary employee benefits as the Company continues to implement cost savings plans.
(c)

EBITDA is a non-GAAP financial measure that consists of net income (loss) before interest, income taxes, depreciation and amortization. Adjusted EBITDA, also a non-GAAP financial measure, is EBITDA adjusted to add back the effect of certain legal, professional and settlement costs, impairment of long-lived assets and goodwill, net loss (gain) on sale of hospitals, transaction costs related to the Spin-off, post-spin headcount reductions and change in estimate related to the collectability of patient accounts receivable. The Company uses Adjusted EBITDA as a measure of financial performance. Adjusted EBITDA is a key measure used by the Company’s management to assess the operating performance of its hospital operations business and to make decisions on the allocation of resources. Additionally, management utilizes Adjusted EBITDA in assessing the Company’s results of operations and in comparing the Company’s results of operations between periods. Adjusted EBITDA, Adjusted for Divestitures, also a non-GAAP financial measure, is further retrospectively adjusted to exclude the effect of EBITDA of hospitals divested in 2016 and 2017. Adjusted EBITDA, Adjusted for Potential Divestitures, also a non-GAAP financial measure, is further retrospectively adjusted to exclude the effect of EBITDA of seven hospitals that management has identified for potential divestiture over the next twelve to twenty four month period as of December 31, 2017. The Company continually evaluates other hospitals for potential divestiture, which could result in changes to the hospitals included in this group in future periods. The Company has presented Adjusted EBITDA and Adjusted EBITDA, Adjusted for Divestitures and Adjusted EBITDA, Adjusted for Potential Divestitures in this press release because it believes these measures provide investors and other users of the Company’s financial statements with additional information about how the Company’s management assesses its results of operations.

Adjusted EBITDA, Adjusted EBITDA, Adjusted for Divestitures and Adjusted EBITDA, Adjusted for Potential Divestitures are not measurements of financial performance under U.S. GAAP. These calculations should not be considered in isolation or as a substitute for net income, operating income or any other measure calculated in accordance with U.S. GAAP. The items excluded from Adjusted EBITDA, Adjusted EBITDA, Adjusted for Divestitures and Adjusted EBITDA, Adjusted for Potential Divestitures are significant components in understanding and evaluating the Company’s financial performance. The Company believes such adjustments are appropriate, as the magnitude and frequency of such items can vary significantly and are not related to the assessment of normal operating performance. Additionally, the Company’s calculation of Adjusted EBITDA, Adjusted EBITDA, Adjusted for Divestitures and Adjusted EBITDA, Adjusted for Potential Divestitures may not be comparable to similarly titled measures reported by other companies.

-MORE-

QHC Announces Fourth Quarter and Year End 2017 Results

March 15, 2018

FOOTNOTES TO UNAUDITED FINANCIAL STATEMENTS AND SELECTED OPERATING DATA

(Continued)

The following table reconciles Adjusted EBITDA, Adjusted EBITDA, Adjusted for Divestitures and Adjusted EBITDA, Adjusted for Potential Divestitures, each as defined above, to net income (loss), the most directly comparable U.S. GAAP financial measure, as derived directly from the Company’s consolidated and combined financial statements for the respective periods (in thousands):

	Three Months Ended December 31,		Year Ended December 31,
	2017	2016	2017	2016

Net income (loss)	$(26,023)	$(90,092)	$(112,357)	$(345,197)
Interest expense, net	31,873	28,684	122,077	113,440
Provision for (benefit from) income taxes	(21,779)	(3,555)	(21,865)	(53,875)
Depreciation and amortization	18,714	26,434	82,155	117,288
EBITDA	2,785	(38,529)	70,010	(168,344)
Legal, professional and settlement costs	(518)	1,166	6,001	7,342
Impairment of long-lived assets and goodwill	25,820	41,470	47,281	291,870
Loss (gain) on sale of hospitals, net	(131)	2,150	(5,243)	2,150
Transaction costs related to the Spin-off	49	44	253	5,488
Post-spin headcount reductions	—	1,617	2,543	1,617
Change in estimate related to collectability of patient accounts receivable (l)	21,000	22,799	21,000	22,799
Adjusted EBITDA	49,005	30,717	141,845	162,922
Negative EBITDA of divested hospitals	5,144	13,140	20,637	33,107
Adjusted EBITDA, Adjusted for Divestitures	54,149	43,857	162,482	196,029
Negative (Positive) EBITDA of potential divestitures	3,114	2,102	8,337	(8,232)
Adjusted EBITDA, Adjusted for Potential Divestitures	$57,263	$45,959	$170,819	$187,797
(d)	The following table reconciles net income (loss) attributable to Quorum Health Corporation, as reported and on a per share basis, with the adjustments described herein:

	Three Months Ended December 31,		Year Ended December 31,
	2017	2016	2017	2016
	(per share - basic and diluted)		(per share - basic and diluted)

Earnings (loss) per share attributable to Quorum Health Corporation stockholders, as reported	$(0.95)	$(3.19)	$(4.06)	$(12.24)
Adjustments:
Legal, professional and settlement costs	(0.01)	0.04	0.18	0.22
Impairment of long-lived assets and goodwill	0.50	1.40	1.41	8.89
Loss (gain) on sale of hospitals, net	—	0.07	(0.16)	0.07
Transaction costs related to the Spin-off	—	—	0.01	0.17
Post-spin headcount reductions	—	0.05	0.08	0.05
Change in estimate related to collectability of patient accounts receivable	0.40	0.77	0.63	0.69
Net operating losses of divested hospitals	0.10	0.44	0.61	1.01
Earnings (loss) per share attributable to Quorum Health Corporation stockholders, excluding adjustments	$0.04	$(0.42)	$(1.30)	$(1.14)

-MORE-

QHC Announces Fourth Quarter and Year End 2017 Results

March 15, 2018

FOOTNOTES TO UNAUDITED FINANCIAL STATEMENTS AND SELECTED OPERATING DATA

(Continued)

(e)

For comparative purposes, the Company used 28,412,054 shares as the number of weighted-average shares to calculate basic and diluted earnings per share for periods prior to the Spin-off. This number represents the number of shares issued on the Spin-off date. Due to the net loss attributable to Quorum Health Corporation in the three months and year ended December 31, 2017, no incremental shares are included in diluted earnings per share for these periods because the effect of the incremental shares would be anti-dilutive. No incremental shares were considered for any periods prior to the Spin-off.

(f)	Licensed beds are the number of beds for which the appropriate state agency licenses a hospital, regardless of whether the beds are actually available for patient use.
(g)	Admissions represent the number of patients admitted for inpatient services.
(h)	Adjusted admissions are computed by multiplying admissions by gross patient revenues and then dividing that number by gross inpatient revenues.
(i)	Emergency room visits represent the number of patients registered and treated in the Company’s emergency rooms.
(j)

Medicare case mix index is a relative value assigned to a diagnosis-related group of patients that is used in determining the allocation of resources necessary to treat the patients in that group. Medicare case mix index is calculated as the average case mix index for all Medicare admissions during the period.

(k)

Same-facility financial and operating data excludes hospitals that were sold prior to and as of the end of the current reporting period. Same-facility operating results have been adjusted to exclude the operating results of Sandhills Regional Medical Center, Barrow Regional Medical Center, Cherokee Medical Center, Trinity Hospital of Augusta, Lock Haven Hospital, Sunbury Community Hospital and L.V. Stabler Memorial Hospital, which were sold on December 1, 2016, December 31, 2016, March 31, 2017, June 30, 2017, September 30, 2017, September 30, 2017 and October 31, 2017, respectively.

(l)

As of December 31, 2017, the Company recorded a change in estimate of $21.0 million to reduce the net realizable value of its patient accounts receivable. During the fourth quarter of 2017, the Company analyzed its self-pay patient accounts receivable at a more comprehensive and disaggregated level and refined its estimate of the collectability of the portion of self-pay accounts receivable related to insured patients, primarily co-pays and deductibles. The Company’s analysis also included an evaluation of patient accounts receivable retained in the divestitures of six of the Company’s seven divested hospitals. This adjustment negatively impacted the provision for bad debts in the net operating revenues component of the statements of income for both the three months and year ended December 31, 2017.

As of December 31, 2016, the Company recorded a change in estimate of $22.8 million to reduce the net realizable value of its patient accounts receivable. This adjustment negatively impacted both contractual allowances and the provision for bad debts in the net operating revenues component of the statements of income for both the three months and year ended December 31, 2016. The portion of this change in estimate that impacted contractual allowances was $11.4 million and related to increasing delays associated with collections on Illinois Medicaid accounts receivable. The remainder of the change in estimate, also $11.4 million, impacted the provision for bad debts and related to an assessment of the collectability of managed care and commercial accounts receivable aged greater than one year based on a review of historical cash collections for these accounts.

-MORE-

QHC Announces Fourth Quarter and Year End 2017 Results

March 15, 2018

Forward-Looking Statements

This press release contains forward-looking statements within the meaning of Section 27A of the Securities Act of 1933, as amended, Section 21E of the Securities Exchange Act of 1934, as amended, and the Private Securities Litigation Reform Act of 1995 that involve risk and uncertainties. All statements in this press release other than statements of historical fact, including statements regarding projections, expected operating results, and other events that depend upon or refer to future events or conditions or that include words such as “expects,” “anticipates,” “intends,” “plans,” “believes,” “estimates,” “thinks,” and similar expressions, are forward-looking statements. Although the Company believes that these forward-looking statements are based on reasonable assumptions, these assumptions are inherently subject to significant economic and competitive uncertainties and contingencies, which are difficult or impossible to predict accurately and may be beyond the control of the Company. Accordingly, the Company cannot give any assurance that its expectations will in fact occur and cautions that actual results may differ materially from those in the forward-looking statements. A number of factors could affect the future results of the Company or the healthcare industry generally and could cause the Company’s expected results to differ materially from those expressed in this press release.

These factors include, but are not limited to, the following:

•	general economic and business conditions, both nationally and in the regions in which the Company operates;
•

risks associated with the Company’s substantial indebtedness, leverage and debt service obligations, including its ability to comply with its debt covenants, including its senior credit facility, as amended;

•

the Company’s ability to successfully make acquisitions or complete divestitures and the timing thereof, its ability to complete any such acquisitions or divestitures on desired terms or at all, and its ability to realize the intended benefits from any such acquisitions or divestitures;

•

changes in reimbursement methodologies and rates paid by federal or state healthcare programs, including Medicare and Medicaid, or commercial payors, and the timeliness of reimbursement payments, including delays in certain states in which the Company operates;

•	the extent to which regulatory and economic changes occur in Illinois, where a material portion of the Company’s revenues are concentrated;
•	demographic changes;
•

the impact of changes made to the Affordable Care Act, the potential for repeal or additional changes to the Affordable Care Act, its implementation or its interpretation, as well as changes in other federal, state or local laws or regulations affecting the healthcare industry;

•

increases in the amount and risk of collectability of patient accounts receivable, including lower collectability levels which may result from, among other things, self-pay growth and difficulties in collecting payments for which patients are responsible, including co-pays and deductibles;

•	competition;
•	changes in medical or other technology;
•	any potential impairments in the carrying values of long-lived assets and goodwill or the shortening of the useful lives of long-lived assets;
•

the impact of certain outsourcing functions, and the ability of CHS, as provider of the Company’s billing and collection services pursuant to the transition services agreements, to timely and appropriately bill and collect;

•	the Company’s ability to manage effectively its arrangements with third-party vendors for key non-clinical business functions and services;
•	the ability to achieve operating and financial targets and to control the costs of providing services if patient volumes are lower than expected;
•	the effects related to outbreaks of infectious diseases;
•	the Company’s ability to attract and retain, at reasonable employment costs, qualified personnel, key management, physicians, nurses and other healthcare workers;
•

increases in wages as a result of inflation or competition for highly technical positions and rising medical supply and drug costs due to market pressure from pharmaceutical companies and new product releases;

•	the impact of seasonal or severe weather conditions or earthquakes;

-MORE-

QHC Announces Fourth Quarter and Year End 2017 Results

March 15, 2018

•

the Company’s ongoing ability to demonstrate meaningful use of certified EHR technology and recognize income for the related Medicare or Medicaid incentive payments, to the extent such payments have not expired;

•

the efforts of healthcare insurers, providers, large employer groups and others to contain healthcare costs, including the trend toward treatment of patients in less acute or specialty healthcare settings and the increased emphasis on value-based purchasing;

•	the failure to comply with governmental regulations;
•

the Company’s ability, where appropriate, to enter into, maintain and comply with provider arrangements with payors and the terms of these arrangements, which may be impacted by the increasing consolidation of health insurers and managed care companies and vertical integration efforts involving payors and healthcare providers;

•

the potential adverse impact of known and unknown government investigations, internal investigations, audits, and federal and state false claims act litigation and other legal proceedings, including the shareholder and creditor litigations against the Company and certain of its officers and threats of litigation, as well as the significant costs and attention from management required to address such matters;

•	liabilities and other claims asserted against the Company, including self-insured malpractice claims;
•	the impact of cyber-attacks or security breaches;
•	the Company’s ability to utilize its income tax loss carryforwards and risks associated with the Tax Cuts and Jobs Act of 2017;
•	the Company’s ability to maintain certain accreditations at its existing facilities and any future facilities it may acquire;
•	the success and long-term viability of healthcare insurance exchanges and potential changes to the beneficiary enrollment process;
•

the extent to which states support or implement changes to Medicaid programs, utilize healthcare insurance exchanges or alter the provision of healthcare to state residents through regulation or otherwise;

•	the timing and amount of cash flows related to the California HQAF Program, as well as the potential for retroactive adjustments for prior year payments;
•	the effects related to the continued implementation of the sequestration spending reductions and the potential for future deficit reduction legislation;
•	changes in U.S. generally accepted accounting principles, including the impacts of adopting newly issued accounting standards;
•	the availability and terms of capital to fund acquisitions, replacement facilities or other capital expenditures;
•	the Company’s ability to obtain adequate levels of professional and general liability and workers’ compensation liability insurance; and
•	the other risk factors set forth in the Company’s other public filings with the Securities and Exchange Commission.

Although the Company believes that these forward-looking statements are based on reasonable assumptions, these assumptions are inherently subject to significant regulatory, economic and competitive uncertainties and contingencies, which are difficult or impossible to predict accurately and may be beyond its control. Accordingly, the Company cannot give any assurance that its expectations will in fact occur and cautions that actual results may differ materially from those in the forward-looking statements. Given these uncertainties, prospective investors are cautioned not to place undue reliance on these forward-looking statements. These forward-looking statements are made as of the date of this filing. The Company undertakes no obligation to revise or update any forward-looking statements, or to make any other forward-looking statements, whether as a result of new information, future events or otherwise.

-END-